Exhibit 21.1
SUBSIDIARIES OF OMNITURE, INC.

JURISDICTION OF
COMPANY NAME	INCORPORATION/ORGANIZATION
Fort Point Partners GmbH	Germany

ICS Offermatica SRL	Moldova

Instadia Limited	United Kingdom

Offermatica Corporation	Delaware

OldCo1 Limited	United Kingdom

Omniture 2008, LLC	Delaware

Omniture A/S	Denmark

Omniture Australia Pty Ltd	Australia

Omniture Callcenter and Service B.V.	Netherlands

Omniture Digital, LLC	Delaware

Omniture France SAS	France

Omniture GmbH	Germany

Omniture HK Limited	Hong Kong

Omniture Holding B.V.	Netherlands

Omniture K.K.	Japan

Omniture Limited	United Kingdom

Omniture Middle East FZ-LLC	Dubai Technology & Media Free Zone in Dubai —United Arab Emirates

Omniture Spain S.L., Unipersonal	Spain

OMTR Israel Ltd	Israel

Visual Sciences Technologies, LLC	Delaware

Visual Sciences UK Limited	United Kingdom

Visual Sciences, Inc.	Delaware